AMENDMENT NO. 3
                                   AND WAIVER
                                       to
                                CREDIT AGREEMENT
                          Dated as of December 21, 1992


             THIS AMENDMENT NO. 3 AND WAIVER ("Amendment") is entered into as of February 10, 1997 by and among Giddings & Lewis, Inc., a Wisconsin corporation, Giddings & Lewis, Ltd., a corporation formed under the laws of the United Kingdom, Giddings & Lewis GmbH, a corporation formed under the laws of the Republic of Germany, and the institutions identified on the signature pages hereof as Agent and Lenders which are signatories hereto. Capitalized terms used herein but not defined herein shall have the meanings provided in the Credit Agreement (as defined below).

                       W I T N E S S E T H:

             WHEREAS, the U.S. Borrower, the Multicurrency Borrowers, and the Lenders are parties to that certain Credit Agreement dated as of December 21, 1992, as heretofore amended (together with the Exhibits and Schedules thereto, the "Credit Agreement"), pursuant to which the Lenders have agreed to provide certain financial accommodations to the U.S. Borrower and Multicurrency Borrowers;

             WHEREAS, the U.S. Borrower has requested certain amendments to financial covenants set forth in Section 5.01 of the Credit Agreement for fiscal quarters ending in 1997 and the waiver of Lenders' rights and remedies arising due to its failure to comply with certain financial covenants set forth in Section 5.01 for the fiscal quarter ending December 31, 1996;

             NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

             1. Amendment to Credit Agreement; Waiver. Effective as of February 10, 1997, upon satisfaction of the conditions precedent set forth in Section 2 below, (a) the Credit Agreement is hereby amended to (i) add the following provision at the end of (A) Section 5.01(b):

        For purposes of calculating the Interest Coverage Ratio for fiscal quarters ending in 1997, the calculation shall be made without regard to the charges for Fraser contracts/restructuring; RAM warranty/returns; and balance sheet valuation adjustments in an aggregate amount not to exceed $80,100,000, on a pre-tax basis, occurring in the fiscal quarter ending December 31, 1996.

   and (B) Section 5.01(c):

        For purposes of calculating the Fixed Charge Coverage Ratio for fiscal quarters ending in 1997, the calculation shall be made without regard to the charges for Fraser contracts/restructuring; RAM warranty/returns; and balance sheet valuation adjustments in an aggregate amount not to exceed $80,100,000, on a pre-tax basis, occurring in the fiscal quarter ending December 31, 1996.

   and (ii) delete the provisions of Section 8.02(iii) thereof in their entirety and substitute the following therefor:

        (iii) if the Agent, c/o Citicorp Securities, Inc., 200 South Wacker Drive, 31st Floor, Chicago, Illinois 60606, Attention: Richard Levin, Telecopier No. (312) 993-6840, Telephone No. (312) 993-3014;

   (b) the rights and remedies of the Lenders arising due to the U.S. Borrower's failure to comply with the requirements of Section 5.01(b) and
   Section 5.01(c) as of the end of its fiscal quarter ending December 31, 1996 are hereby waived, including, without limitation, Lenders' right under Section 3.02 to not make Advances or Multicurrency Advances and the Issuing Bank's right under Section 3.02 to not issue Letters of Credit, in each instance, due to the breach of the provisions of Section 5.01(b) and
   Section 5.02(c) as aforesaid, and

   (c) pre-default interest payable under the Agreement which is calculated based on an Applicable Eurocurrency Rate Margin shall be calculated from and after January 1, 1997 based solely on Performance Level IV and the amount of the Facility Fee payable for the period commencing on January 1, 1997 and ending on the Termination Date shall be calculated based solely on Performance Level IV.

             2. Conditions to Effectiveness. This Amendment shall become effective as of February 10, 1997 upon receipt by the Agent, by no later than February 5, 1997, of executed counterparts of this Amendment signed on behalf of the U.S. Borrower, the Multicurrency Borrowers, and Lenders constituting at least the Majority Lenders.

             3.   Representations, Warranties and Covenants.

             3.1 The U.S. Borrower hereby represents and warrants that this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the U.S. Borrower and the Multicurrency Borrowers and are enforceable against the U.S. Borrower and Multicurrency Borrowers in accordance with their terms.

             3.2 The U.S. Borrower hereby represents and warrants that, before and after giving effect to this Amendment, no Event of Default or Potential Event of Default has occurred and is continuing except under
   Section 5.01 with respect to the non-compliance described in Section 1(b) hereinabove.

             3.3 The U.S. Borrower and each Multicurrency Borrower hereby reaffirms all agreements, covenants, representations and warranties made in the Credit Agreement, to the extent the same are not amended hereby, and made in the other Loan Documents to which it is a party; and agrees that all such agreements, covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment. To the extent the Credit Agreement is amended hereby to modify or add agreements, covenants and/or representations and warranties, such agreements, covenants and/or representations and warranties are made as of the date on which this Amendment becomes effective with respect thereto.

             4.   Reference to and Effect on the Credit Agreement.

             4.1 Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

             4.2 Except as specifically amended above, the Credit Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

             4.3 The parties to this Amendment hereby acknowledge that the Event of Default arising due to the U.S. Borrower's failure to comply with the requirements of Section 5.01(b) and Section 5.01(c) for the fiscal quarter ending December 31, 1996 as aforesaid has not resulted, and is not reasonably likely to result, in a Material Adverse Effect. The execution, delivery, and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or Lenders, or constitute a waiver of any provision of any of the Loan Documents.

             5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

             6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

             7. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

             IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

                                 GIDDINGS & LEWIS, INC.



                               By /s/ Michael R. Melzer
                                 Michael R. Melzer
                                 Treasurer


                                 GIDDINGS & LEWIS GmbH



                               By /s/ Michael R. Melzer
                                 Michael R. Melzer
                                 Treasurer



                                 GIDDINGS & LEWIS, LTD.



                               By /s/ Michael R. Melzer
                                 Michael R. Melzer
                                 Treasurer


                                 CITIBANK, N.A., as Agent and
                                 Lender



                               By /s/ Carolyn A. Kee
                                 Name:  Carolyn A. Kee
                                 Title: Attorney-in-Fact



                                 FIRSTAR BANK MILWAUKEE, N.A.



                               By /s/ James Spredemann
                                 Name:  James Spredemann
                                 Title: Vice President


                                 THE BANK OF NOVA SCOTIA



                               By /s/ A. S. Norsworthy
                                 Name:  A. S. Norsworthy
                                 Title: Sr. Team Leader-Loan
                                   Operations



                                 NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION



                               By /s/ Philip G. Neary
                                 Name:  Philip G. Neary
                                 Title: Senior Vice President


                                 COMMERZBANK AKTIENGESELLSCHAFT GRAND CAYMAN
                                 BRANCH



                               By /s/ Paul Karlin
                                 Name:  Paul Karlin
                                 Title: Assistant Treasurer



                               By /s/ Dr. Helmut R. Tollner
                                 Name:  Dr. Helmut R. Tollner
                                 Title: Executive Vice President



                                 FIRST BANK NATIONAL ASSOCIATION



                               By /s/ Mark R. Olmon
                                 Name:  Mark R. Olmon
                                 Title: Vice President



                                 THE NORTHERN TRUST COMPANY



                               By /s/ James F. T. Manhart
                                 Name:  James F. T. Manhart
                                 Title: Vice President